SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported)
August 2, 2012

COMMUNITY FINANCIAL CORPORATION
(Exact name of Registrant as specified in its Charter)

Virginia	0-18265	54-1532044
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

38 North Central Avenue, Staunton, Virginia	24401
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (540) 886-0796

                                                 N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  [   ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  [   ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  [   ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  [   ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry Into a Material Definitive Agreement

On August 2, 2012, Community Financial Corporation, Inc. (the “Registrant”) and its wholly owned subsidiary, Community Bank (the “Bank”) entered into an Agreement and Plan of Merger (the “Agreement”) with City Holding Company (“City Holding”) and its wholly owned subsidiary, City National Bank of West Virginia (“City National”) pursuant to which the Registrant will be merged with and into City Holding (the “Company Merger”), and, immediately thereafter, the Bank will be merged with and into City National (the “Subsidiary Merger”).  The Board of Directors has approved the Agreement, the Company Merger and the Subsidiary Merger.

At the effective time of the Company Merger, each common stockholder of the Registrant (excluding City Holding) will receive 0.1753 shares of the common stock, par value $2.50 per share, of City Holding, with cash paid in lieu of fractional shares.  In addition, City Holding intends to purchase from the Department of the Treasury (“Treasury”), just prior to the effective time of the Company Merger, each outstanding share of the Registrant’s TARP preferred stock and to cancel and retire that preferred stock as part of the Company Merger.  City Holding also intends to purchase from Treasury and, thereafter, to retire the Registrant’s related TARP warrant to purchase 351,194 common shares of the Registrant.

The Registrant, the Bank, City Holding and City National have made customary representations, warranties and covenants in the Agreement.  The transaction is subject to customary closing conditions, including the receipt of regulatory approvals and approval of the Agreement by the stockholders of the Registrant, and is expected to be completed in early 2013.  In the event the Agreement is terminated under certain specified circumstances in connection with a competing transaction or the failure of the Board of Directors to recommend that stockholders approve the Agreement, the Registrant will be required to pay City Holding a termination fee of $1.2 million in cash.

Subject to regulatory approval and as a condition to its obligation to consummate the Company Merger, City Holding and City National intend to enter into two-year agreements with two of the Registrant’s and Bank’s senior officers, President and Chief Executive Officer Norman C. Smiley, III and Senior Vice President Lyle A Moffet, which include non-compete and non-solicitation provisions, and those individuals’ employment and/or change-in-control agreements with the Registrant or the Bank will terminate.  Other senior officers who have change-in-control agreements with the Registrant will receive, subject to regulatory approval, payments thereunder from City Holding after the consummation of the Company Merger or will be hired by City Holding and City National and receive new change-in-control agreements with City Holding and City National, which include non-solicitation provisions.  In addition, one director of the Registrant will join the Boards of Directors of the City Holding and City National following the completion of the Company Merger.

The foregoing summary of the Agreement is not complete and is qualified in its entirety be reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated by reference herein.  The Agreement has been attached as an exhibit to provide investors and stockholders with information regarding its terms.

The representations, warranties and covenants contained in the Agreement were made only for purposes of the Agreement and as of specific dates, were solely for the benefit of the parties to the Agreement, and are subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Agreement.  The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  Investors are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Registrant or City Holding, or any of their respective subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the Registrant’s public disclosures.

Item 8.01   Other Events.

On August 2, 2012, the Registrant issued a joint press release with City Holding concerning the execution of the Agreement.  A copy of the press release is attached hereto as Exhibit 99.1 and is being furnished to the Securities and Exchange Commission and shall not be deemed “filed” for any purpose.

Item 9.01  Financial Statements and Exhibits

        (d)    Exhibits

2.1
Agreement and Plan of Merger, dated as of August 2, 2012, by and among Community Financial Corporation, Inc., Community Bank, City Holding Company and City National Bank of West Virginia.  (Exhibits and disclosure schedules have been omitted pursuant to Regulation S-K Item 601(b)(2), and the Registrant agrees to furnish a supplemental copy of such exhibits or schedules upon request of the SEC).

99.1	Joint Press Release dated August 2, 2012

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

COMMUNITY FINANCIAL CORPORATION
Date: August 3, 2012	By:	/s/ R. Jerry Giles R. Jerry Giles Senior Vice President and Chief Financial Officer (Duly Authorized Officer)

EXHIBIT INDEX

Exhibit No.	Description

2.1
Agreement and Plan of Merger, dated as of August 2, 2012, by and among Community Financial Corporation, Inc., Community Bank, City Holding Company and City National Bank of West Virginia.  (Exhibits and disclosure schedules have been omitted pursuant to Regulation S-K Item 601(b)(2), and the Registrant agrees to furnish a supplemental copy of such exhibits or schedules upon request of the SEC).

99.1	Joint Press Release dated August 2, 2012